EXHIBIT 10.130.1 : Certain confidential information in this Exhibit 10.130.1 was omitted and filed separately with the Securities and Exchange Commission (“SEC”) with a request for confidential treatment by Inter Parfums, Inc.

CONTRACT RELATED TO TECHNICAL ASSISTANCE

BY AND BETWEEN THE UNDERSIGNED:

- JEANNE LANVIN, corporation with its head office at 15, rue du Faubourg Saint-Honoré, 75008 Paris, registered in the RCS de Paris under number 612 048 629, and represented by its Chair and Chief Executive Officer, Ms. Shaw Lan CHU-WANG, hereafter referred to as “LANVIN”,

Of the first part,

AND

-	INTER PARFUMS, corporation with its head office at 4, rond-point des Champs Élysées, 75008 Paris, registered in the RCS de Paris under number 350 219 382, and represented by its Chair and Chief Executive Officer, Mr. Philippe BENACIN, hereafter referred to as “INTER PARFUMS”,

Of the second part,

IT IS FIRST AND FOREMOST UNDERSTOOD THAT:

LANVIN and INTER PARFUMS have, on this day, entered into:

- A contract related to the assignment of trademarks (the “Assignment Contract”) under which LANVIN has assigned INTER PARFUMS a certain number of trademarks in Class 3, international trademark deposit for its perfumes, toiletries and makeup (with the exception of cosmetics). In accordance with the Assignment Contract, LANVIN has a buyback option for assigned trademarks, effective on July 1, 2025 and

-A contract related to the co-existence of trademarks (the “Co-existence Contract”) under which the parties have made a certain number of agreements related to the use of the trademarks in question.

LANVIN is recognized for its extensive know-how in the creation and design of first-rate products and is ready to pass it along to INTER PARFUMS.

INTER PARFUMS is cognizant of this know-how and of the necessity to design and develop its products, and will benefit from LANVIN’s direction in this matter.

The purpose of this agreement is to specify the conditions under which LANVIN will provide counsel to INTER PARFUMS in the development of its products, in respect of the provision in the Co-existence Contract.

THE PARTIES THEREFORE AGREE THAT:

ARTICLE 1 – DEFINITIONS

1.1	The expression “Net Global Sales” refers to the consolidated global sales of Products (as defined hereafter), as it is calculated in accordance with French general accounting principles applied in a consistent manner by INTER PARFUMS (and in accordance with the IFRS standard when applicable), with a deduction made from POS billing, since it is specified that it applies to the amount of sales before taxes which is invoiced by INTER PARFUMS to all its “retailers” (all points of sale or sales areas authorized to sell products bearing the Jeanne Lanvin trademark to the final consumer) and “independent distributors” (all independent businesses authorized to re-sell Products bearing the JEANNE LANVIN trademark under a written contract or agreements with INTER PARFUMS, to retailers in one or more countries. An independent distributor is understood to be any entity not controlled by INTER PARFUMS within the meaning of the provisions of Article 233-3 of the Commercial Code. Furthermore, the Net Global Sales may not be lower than the portion related to INTER PARFUMS’ Products of total net sales as published in its annual financial statements, with a deduction made from POS. It is expressly understood by the parties that the deduction of the sales from POS is conditional upon INTER PARFUMS not realizing a margin of over [---------] [1] on these POS;

1.2	The term “Trademarks” refers to trademarks, which are the subject of the Assignment Contract.

1.3	The term “Products” refers to products sold directly or indirectly by INTER PARFUMS using one or more of the Trademarks.

1 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.130.1:1.

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ARTICLE 2 – SCOPE OF SERVICES

2.1	LANVIN agrees to provide counsel to INTER PARFUMS for the creation of Products and the visual publicity related to the Products, at the following principal stages (hereafter referred to as “Services”):

a.	Finalization of Product design
b.	Writing of briefs directed at creators (design and perfume) to provide them with guidelines
c.	Finalization of the bottle design
d.	Development and choice of juice
e.	Development and choice of packaging
f.	Choice of Product name
g.	Design of visual publicity and page layout projects related to new products to be advertised
h.	Samples or models of the Products and their packaging
i.	Mutual analysis of progress and results of the use of Products as well as promotional products, if applicable
j.	Quality of the Products' manufacturing
k.	Use of the promotional and advertising budget
l.	Establishment of new guidelines, as applicable
m.	General guidelines, coherent with the image of the LANVIN trademark and other LANVIN trademarks
n.	Choice of several types of promotional items or products (outside the domain of Products)

2.2	This counsel will be secondary to the realization of the above-mentioned operations which will be the sole responsibility and under the sole initiative of INTER PARFUMS.

2.3	LANVIN will provide services materially, through the participation of one or more of its representatives at meetings organized by INTER PARFUMS on the themes listed in paragraph 2.1 and, if applicable, it will provide work notes to INTER PARFUMS on these matters based on the needs of INTER PARFUMS and the work methodology adopted by the parties by mutual agreement.

2.4	LANVIN agrees to employ any means at its disposal to fulfill the obligations of this contract. LANVIN will be under no obligation with respect to results vis-à-vis INTER PARFUMS, particular with regard to objectives involving figures for the Products' sales or profitability, for example.

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ARTICLE 3 – COMPENSATION

3.1	In compensation for its Services, INTER PARFUMS agrees to pay LANVIN an annual lump sum, excluding taxes, net of all source withholding or other financial levy of any kind, equal to [---------] [2] of the Net Global Sales. This compensation will be paid at four equal target dates by INTER PARFUMS to LANVIN within 30 days, respectively, following the end of each calendar quarter, on the basis of a detailed statement of sales accompanied by the calculation of the compensation.

3.2	Each year, INTER PARFUMS will send LANVIN a detailed statement of annual sales for the past year before March 15 at the latest. This statement will be certified by its auditor. The statement will serve as a basis for the calculation of annual compensation for the past year. In the event that there is an adjustment between the amount of quarterly compensation paid in the past year and the amount of annual compensation calculated for the same year, the said adjustment will be charged upwards or downwards on the amount of the target date of the first quarter of the following year.

3.3	LANVIN will, at all times, have the right to audit, through an expert third party of its choice, INTER PARFUMS’ statements, particularly the detailed statement of annual sales of Products, and it will give reasonable notice. This audit may apply to the four (4) past calendar years. INTER PARFUMS agrees to keep past copies required for this purpose in the time required and to cooperate fully with the audit. In the event that due compensation is adjusted over a calendar year by an amount over [---------] [3] in favor of LANVIN, INTER PARFUMS will bear, in addition to the adjustment of the compensation, the total cost of the audit. Payment of additional compensation and payment for the cost of the audit will be made, as applicable, within thirty (30) days following the presentation of the result of the audit by LANVIN to INTER PARFUMS.

3.4	In the calculation of compensation for Services for each calendar quarter, the amount of the Net Global Sales established in a currency other than the euro will be converted to euros on the basis of exchange rates applied in Paris by the Banque de France on the last day of the calendar quarter under consideration.

3.5	Any delays in payment due by INTER PARFUMS to LANVIN in accordance with this contract will automatically incur interest, without need for a formal notice by LANVIN, at the prime rate of the ECB increased by 5 points, as of the date payment is required by the contract.

ARTICLE 4 - DURATION OF THE CONTRACT

This contract will take effect upon its signing and will remain in effect until June 30, 2019.

2 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.130.1:2.

3 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.130.1:3.

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ARTICLE 5- CONFIDENTIALITY

5.1	The parties agree to consider as strictly confidential and to treat as such all information, regardless of its nature or support, collected in the execution of this Contract, including the provisions of this Contract (hereafter referred to as “Confidential Information”).

5.2	Notwithstanding the provisions of paragraph 5.1, INTER PARFUMS will be authorized, in application of its status as a listed company, to disclose this Confidential Information if this information should be revealed further to a requirement of a regulation in effect, particularly if it relates to the stock exchange or if this information should be revealed further to an injunction by a judicial or administrative authority, with the provision that LANVIN is informed and consulted beforehand regarding the terms of disclosure of this information.

5.3	All information known by the public is deemed non-confidential unless it is compiled in a manner unknown to the public.

5.4	The parties agree to not disclose or allow to be disclosed, directly or indirectly or through a third party, in whole or in part, any Confidential Information of which they would are aware, to any third party whatsoever, with the exception of employees and/or subcontractors requiring this information to carry out their obligations.

5.5	The parties agree, in this regard, to take any necessary measures with respect to employees and/or beneficiaries in order that they be subjected to this same obligation of confidentiality.

5.6	The parties agree not to use the Confidential Information in a context other than that of this contract.

5.7	Each party agrees to return upon request all documents or supporting documents, as well as any copies thereof, obtained from the other party which contain Confidential Information that will have been submitted to it in connection with the execution of this Contract.

ARTICLE 6 – NOTIFICATIONS

All notifications made by one of the parties in connection with the execution of this contract’s provisions must be sent, by registered mail with acknowledgment of receipt, to the address of the other party’s head office, to the attention of its legal representative, or any other person duly designated by said party.

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ARTICLE 7 - CONCILIATION / DISPUTES

In the event of a disagreement between the parties on the validity, interpretation, execution and/or resolution of one of the provisions in these contracts, the parties agree that, prior to initiating any contentious procedure, they will follow the conciliation procedure outlined hereunder:

- First, competent operations managers of each of the parties will meet to discuss the subject of disagreement, on the initiative of the most diligent party, and as soon as possible, upon emergence of the disagreement. The goal of this meeting will be to find an amiable solution to the disagreement in question. Minutes of this meeting will be recorded by both parties.

- Secondly, if the meeting between the operations managers does not lead to an amiable solution, the leading managing agents of each party will meet and make their best efforts to resolve the disagreement amiably. This meeting must be held as quickly as possible and no later than ten (10) days from the meeting between operations managers.

If, in spite of the conciliation procedure, a proceeding goes forward on the validity, interpretation, execution and/or resolution of the contracts, or if one of the parties refuses to carry out the above-mentioned procedure with diligence and good faith, this proceeding will be submitted to the exclusive jurisdiction of the Paris Court of Appeal.

ARTICLE 8 – APPLICABLE LAW

This contract is subject to French Law.

Signed on July 30, 2007

In Paris

In two (2) originals

/s/ Shaw Lan CHU-WANG	/s/ Philippe BENACIN
JEANNE LANVIN SA	INTER PARFUMS
Ms. Shaw Lan CHU-WANG	Mr. Philippe BENACIN

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